U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

March 4, 2016

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Sanofi has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 4, 2016.

Sincerely,

/s/ Alexandra Roger
Alexandra Roger
Head of Securities Law and Capital Markets

54, rue La Boétie, 75414 Paris Cedex 8, France - Tél. : +33 (0)1.53.77.40.00 - Fax : +33 (0)1.53.77.41.33 - www.sanofi.com

SANOFI - Siège social : 54, rue La Boétie, 75008 Paris, France - S.A. au capital de 2 611 393 518 € - 395 030 844 R.C.S. Paris - Code APE 7010 Z - N° intracommunautaire : FR 88395030844